Exhibit 99.1(G)

KB Capital Co., Ltd. and

Subsidiaries

Consolidated Interim Financial Statements

March 31, 2017 and 2016

KB Capital Co., Ltd. and Subsidiaries

Index

March 31, 2017 and 2016

Page(s)

Report on Review of Interim Financial Statements	1-2

Consolidated Interim Financial Statements

Consolidated Interim Statements of Financial Position	3

Consolidated Interim Statements of Comprehensive Income	4

Consolidated Interim Statements of Changes in Equity	5

Consolidated Interim Statements of Cash Flows	6

Notes to Consolidated Interim Financial Statements	7-31

Report on Review of Interim Financial Statements

(English Translation of a Report Originally Issued in Korean)

To the Shareholders and Board of Directors of

KB Capital Co., Ltd.

Reviewed Financial Statements

We have reviewed the accompanying consolidated interim financial statements of KB Capital Co., Ltd. and its subsidiaries (collectively the “Group”). These financial statements consist of the consolidated interim statement of financial position of the Group as of March 31, 2017, and the related consolidated interim statements of comprehensive income, changes in equity and cash flows for the three-month periods ended March 31, 2017 and 2016, and a summary of significant accounting policies and other explanatory notes, expressed in Korean won.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated interim financial statements in accordance with the International Financial Reporting Standards as adopted by the Republic of Korea (“Korean IFRS”) 1034, Interim Financial Reporting, and for such internal control as management determines is necessary to enable the preparation of consolidated interim financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to issue a report on these consolidated interim financial statements based on our reviews.

We conducted our review in accordance with the quarterly and semi-annual review standards established by the Securities and Futures Commission of the Republic of Korea. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the Republic of Korea and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Conclusion

Based on our reviews, nothing has come to our attention that causes us to believe the accompanying consolidated interim financial statements do not present fairly, in all material respects, in accordance with the Korean IFRS 1034, Interim Financial Reporting.

Other Matters

We have audited the consolidated statement of financial position of the Group as of December 31, 2016, and the related consolidated statements of comprehensive income, changes in equity and cash flows for the year then ended, in accordance with the Korean Standards of Auditing. We expressed an unqualified opinion on those financial statements in our audit report dated March 8, 2017. These financial statements are not included in this review report. The consolidated statement of financial position as of December 31, 2016, presented herein for comparative purposes, is consistent, in all material respects, with the above audited consolidated statement of financial position as of December 31, 2016.

Review standards and their application in practice vary among countries. The procedures and practices used in the Republic of Korea to review such financial statements may differ from those generally accepted and applied in other countries.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea

May 11, 2017

The review report is effective as of May 11, 2017, the review report date. Certain subsequent events or circumstances, which may occur between the review report date and the time of reading this report, could have a material impact on the accompanying consolidated interim financial statements and notes thereto. Accordingly, the readers of the review report should understand that there is a possibility that the above review report may have to be revised to reflect the impact of such subsequent events or circumstances, if any.

KB Capital Co., Ltd. and Subsidiaries

Consolidated Interim Statements of Financial Position

March 31, 2017 (Unaudited) and December 31, 2016

(In Korean won)	Notes	March 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	25	83,678,621,219	126,938,434,104
Available-for-sale financial assets	5,7	3,262,485,145	3,894,025,962
Investments in associates	8	5,287,392,819	5,693,239,040
Loans and receivables	5,9,25	7,351,364,094,482	7,019,722,445,284
Property and equipment	10	19,761,992,824	18,792,963,721
Intangible assets	11	28,261,136,904	28,064,138,319
Investment properties		1,328,884,888	1,328,884,888
Other assets	12	284,268,376,598	248,388,580,218

Total assets		7,777,212,984,879	7,452,822,711,536

Liabilities
Borrowings	5,13	215,000,000,000	280,000,000,000
Debentures	5,14	6,149,015,313,293	5,819,381,289,621
Provisions		611,680,132	506,496,420
Net defined benefit liabilities	15	3,361,770,157	2,159,293,520
Income tax payable		19,531,626,545	15,862,178,016
Other financial liabilities	5,16,25	484,740,172,393	456,654,328,382
Other liabilities	17	36,847,139,791	35,570,349,891
Deferred tax liabilities		34,013,800,645	36,088,164,094

Total liabilities		6,943,121,502,956	6,646,222,099,944

Equity
Share capital		107,460,640,000	107,460,640,000
Hybrid equity securities	18,25	249,425,800,000	249,425,800,000
Capital surplus		83,949,698,257	83,949,698,257
Accumulated other comprehensive income	19	(5,689,162,540)	(4,868,096,832)
Retained earnings	20	393,571,022,955	370,632,570,167

Equity attributable to Shareholder of the Parent company		828,717,998,672	806,600,611,592
Non-controlling interest equity		5,373,483,251	—

Total equity		834,091,481,923	806,600,611,592

Total liabilities and equity		7,777,212,984,879	7,452,822,711,536

The accompanying notes are an integral part of these consolidated interim financial statements.

KB Capital Co., Ltd. and Subsidiaries

Consolidated Interim Statements of Comprehensive Income

Three-month Periods Ended March 31, 2017 and 2016 (Unaudited)

		Three-month Periods Ended March 31
(In Korean won)	Notes	2017	2016
Interest income		109,589,174,650	87,781,082,476
Interest expense		(38,314,231,300)	(32,614,343,590)

Net interest income	6,21,25	71,274,943,350	55,166,738,886

Fee and commission income		22,457,186,490	13,079,971,872
Fee and commission expense		(3,591,323,816)	(2,024,901,059)

Net fee and commission income	6,22,25	18,865,862,674	11,055,070,813

Dividend income		—	183,209,055

Provision for credit losses		(7,039,395,607)	(13,986,738,712)

General and administrative expenses	23,25	(23,077,600,780)	(17,899,423,529)

Other operating loss, net	23,25	(12,241,277,105)	(10,566,901,707)

Operating profit		47,782,532,532	23,951,954,806
Net non-operating profit(loss), net	8,25	(451,252,785)	(314,683,038)

Profit before income tax		47,331,279,747	23,637,271,768

Income tax expense		10,894,822,306	4,354,109,191

Profit for the period		36,436,457,441	19,283,162,577

Remeasurement of net defined benefit liabilities	15,19	(89,383,490)	(54,448,627)

Items that will not be reclassified to profit or loss		(89,383,490)	(54,448,627)

Change in value of available-for-sale financial assets	19	(453,233,508)	127,541,764
Currency translation adjustments	19	(545,977,863)	—
Cash flow hedges	19	—	113,774,415

Items that may be reclassified subsequently to profit or loss		(999,211,371)	241,316,179

Other comprehensive income (loss) for the period, net of tax		(1,088,594,861)	186,867,552

Total comprehensive income for the period		35,347,862,580	19,470,030,129

Profit attributable to:
Shareholder of the parent company		36,528,445,037	19,283,162,577
Non-controlling interests		(91,987,596)	—

		36,436,457,441	19,283,162,577

Total comprehensive income for the year attributable to:
Shareholder of the parent company		35,707,379,329	19,470,030,129
Non-controlling interests		(359,516,749)	—

		35,347,862,580	19,470,030,129

Earnings per share of shareholder of the parent company
Basic earnings per common share		1,567	840
Diluted earnings per common share		1,567	840

The accompanying notes are an integral part of these consolidated interim financial statements.

KB Capital Co., Ltd. and Subsidiaries

Consolidated Interim Statements of Changes in Equity

Three-month Periods Ended March 31, 2017 and 2016 (Unaudited)

	Attributable to Shareholder of the Bank
				Accumulated
				Other
(In Korean won)	Share	Hybrid equity	Capital	Comprehensive	Retained	Sub	Non-controlling	Total
	Capital	securities	Surplus	Income(loss)	Earnings	Total	interests	Equity
Balance at January 1, 2016	107,460,640,000	99,742,700,000	83,949,698,257	(4,822,731,311)	292,416,238,687	578,746,545,633	—	578,746,545,633

Transactions with shareholders
Issuance of hybrid equity securities	—	49,890,700,000	—	—	—	49,890,700,000	—	49,890,700,000
Dividend on hybrid equity securities	—	—	—	—	(1,219,119,222)	(1,219,119,222)	—	(1,219,119,222)
Dividends	—	—	—	—	(10,746,064,000)	(10,746,064,000)	—	(10,746,064,000)
Comprehensive income
Profit for the period	—	—	—	—	19,283,162,577	19,283,162,577	—	19,283,162,577
Remeasurement of net defined benefit liabilities	—	—	—	(54,448,627)	—	(54,448,627)	—	(54,448,627)
Change in value of available-for-sale financial assets	—	—	—	127,541,764	—	127,541,764	—	127,541,764
Cash flow hedges	—	—	—	113,774,415	—	113,774,415	—	113,774,415

Balance at March 31, 2016	107,460,640,000	149,633,400,000	83,949,698,257	(4,635,863,759)	299,734,218,042	636,142,092,540	—	636,142,092,540

Balance at January 1, 2017	107,460,640,000	249,425,800,000	83,949,698,257	(4,868,096,832)	370,632,570,167	806,600,611,592	—	806,600,611,592

Transactions with shareholders
Acquisition of investments in subsidiaries	—	—	—	—	—	—	5,733,000,000	5,733,000,000
Dividend on hybrid equity securities	—	—	—	—	(2,843,928,249)	(2,843,928,249)	—	(2,843,928,249)
Dividends	—	—	—	—	(10,746,064,000)	(10,746,064,000)	—	(10,746,064,000)
Comprehensive income								—
Profit for the period	—	—	—	—	36,528,445,037	36,528,445,037	(91,987,596)	36,436,457,441
Remeasurement of net defined benefit liabilities	—	—	—	(89,383,490)	—	(89,383,490)	—	(89,383,490)
Change in value of available-for-sale financial assets	—	—	—	(453,233,508)	—	(453,233,508)	—	(453,233,508)
Currency translation adjustments	—	—	—	(278,448,710)	—	(278,448,710)	(267,529,153)	(545,977,863)

Balance at March 31, 2017	107,460,640,000	249,425,800,000	83,949,698,257	(5,689,162,540)	393,571,022,955	828,717,998,672	5,373,483,251	834,091,481,923

The accompanying notes are an integral part of these consolidated interim financial statements.

KB Capital Co., Ltd. and Subsidiaries

Consolidated Interim Statements of Cash Flows

Three-month Periods Ended March 31, 2017 and 2016 (Unaudited)

		Three-month Periods Ended March 31
(In Korean won)	Notes	2017	2016
Cash flows from operating activities
Cash flows generated from operating activities	26	(399,589,394,714)	(479,847,600,695)

Interest income received		134,355,446,118	109,857,665,675
Interest expense paid		(33,954,717,193)	(28,488,245,073)
Dividend income received		—	183,209,055
Income taxes paid		(9,126,500,669)	(3,358,685,100)

Net cash used in operating activities		(308,315,166,458)	(401,653,656,138)

Cash flows from investing activities
Disposal of available-for-sale financial assets	7	480,000	660,056,096
Disposal of intangible assets		—	691,100,000
Acquisition of investments in subsidiaries		(5,967,000,000)	—
Acquisition of property and equipment		(2,108,518,110)	(1,885,615,725)
Acquisition of intangible assets		(197,989,731)	(1,262,988,900)

Net cash used in investing activities		(8,273,027,841)	(1,797,448,529)

Cash flows from financing activities
Increase in Borrowings		40,000,000,000	—
Decrease in Borrowings		(105,000,000,000)	(50,000,000,000)
Increase in debentures		770,000,000,000	660,000,000,000
Decrease in debentures		(440,000,000,000)	(355,000,000,000)
Issuance of hybrid equity securities	18	—	49,890,700,000
Dividend on hybrid equity securities		(2,852,625,000)	(1,202,125,000)
Others		—	(180,753,425)

Net cash generated from financing activities		262,147,375,000	303,507,821,575

Increase in cash and cash equivalents due to change in scope of consolidation		11,700,000,000	—

Net increase(decrease) in cash and cash equivalents		(42,740,819,299)	(99,943,283,092)
Cash and cash equivalents at the beginning of period		126,938,434,104	246,561,443,413
Effect of exchange rate change on foreign currency		(518,993,586)	—

Cash and cash equivalents at the end of period		83,678,621,219	146,618,160,321

The accompanying notes are an integral part of these consolidated interim financial statements.

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

1. The Group

The general information of KB Capital Co., Ltd. (the “Company”) and its subsidiaries (the “Group”) in accordance with Korean IFRS 1110 Consolidated Financial Statements is as follows.

The Company was established in September 1989 and is engaged in the facilities’ lease, installment financing, factoring and new technology financing.

Upon incorporation, the Company’s stock amounted to 10 billion Korean won. As a result of several capital increases by issuing new stocks and reduction of capital since incorporation, as of March 31, 2017, the Company’s stock amounted to 107.5 billion Korean won. On November 19, 1996, the Company listed its common shares on the Korea Exchange.

On March 20, 2014, KB Financial Group Inc. purchased 11,180,630 common shares from Woori Finance Holdings Co., Ltd. and became the Company’s largest shareholder.

As of March 31, 2017, the Company’s shareholders and their respective percentage of ownership are as follows:

Shareholder	Number of shares owned	Percentage of ownership (%)
KB Financial Group	11,180,630	52.02%
KB Asset Management	4,203,545	19.56%
National Pension Corporation	1,533,491	7.14%
Employee Stock Ownership Association	8,362	0.04%
Others	4,566,100	21.24%

Total	21,492,128	100.00%

1.1 Consolidated Subsidiaries

Details of the consolidated subsidiaries as of March 31, 2017 are as follows:

	Location	Controlling percentage of ownership	Closing month	Main business
KB KOLAO Leasing Co., Ltd.	Laos	51%	December	Auto installment financing

1.2 Changes in Scope for Consolidation

Subsidiaries newly included in the consolidation during the three-month period ended March 31, 2017:

Subsidiary	Reason
KB KOLAO Leasing Co., Ltd.	Newly acquired

2. Significant Accounting Policies

The significant accounting policies applied in the preparation of the financial statements are set out below. These policies have been consistently applied to all periods presented, unless otherwise stated.

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

2.1 Basis of Preparation

The Group maintains its accounting records in Korean won and prepares statutory financial statements in the Korean language (Hangul) in accordance with the International Financial Reporting Standards as adopted by the Republic of Korea (Korean IFRS). The accompanying interim consolidated financial statements have been prepared, restructured and translated into English from the Korean language financial statements.

The consolidated interim financial statements of KB Capital Co., Ltd. and its subsidiaries (The “Group”) have been prepared in accordance with Korean IFRS. These are the standards, subsequent amendments and related interpretations issued by the International Accounting Standards Board (“IASB”) that have been adopted by the Republic of Korea.

The preparation of consolidated interim financial statements requires the use of certain critical accounting estimates. It also requires management to exercise judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated interim financial statements are disclosed in Note 3.

The Group’s consolidated interim financial statements as of and for the three-month period ended March 31, 2017, have been prepared in accordance with Korean IFRS 1034, Interim Financial Reporting. These consolidated interim financial statements of the Group have been prepared in accordance with Korean IFRS, effective as of March 31, 2017.

(1) New and amended standards adopted by the Group

The Group newly applied the following amended and enacted standards and interpretation for the annual period beginning on January 1, 2017, and this application does not have a material impact on the financial statements.

- Amendments to Korean IFRS 1007 Statement of Cash Flows

Amendments to Korean IFRS 1007 Statement of Cash flows requires to provide disclosures that enable users of financial statements to evaluate changes in liabilities arising from financing activities, including both changes arising from cash flows and non-cash flows.

- Amendments to Korean IFRS 1012 Income Tax

Amendments to Korean IFRS 1012 clarify how to account for deferred tax assets related to debt instruments measured at fair value. Korean IFRS 1012 provides requirements on the recognition and measurement of current or deferred tax liabilities or assets. The amendments issued clarify the requirements on recognition of deferred tax assets for unrealized losses, to address diversity in practice.

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

- Amendments to Korean IFRS 1112 Disclosures of Interests in Other Entities

Amendment to Korean IFRS 1112 clarifies that disclosure of other items other than the condensed financial information stipulated in Korean IFRS 1112 is required even if the equity interest in other companies is classified as held for sale or discontinued operations in accordance with Korean IFRS 1105.

(2) New standards and interpretations not yet adopted by the Group

New standards and interpretations issued, but not effective for the financial period beginning January 1, 2017, and not early adopted are as follows.

- Amendments to Korean IFRS 1028 Investments in Associates

Amendments to Korean IFRS 1028 clarifies that venture capital investment trusts, mutual funds, etc., are valued at fair value rather than equity method, it is clarified that it is applicable to each equity interest. This amendment is effective for annual periods beginning on or after January 1, 2018 with early application permitted. The Group does not expect the amendments to have a significant impact on the consolidated financial statements since the Group does not apply the above exemption provisions because it is not a venture capital investment organization.

- Amendments to Korean IFRS 1102 Share-based Payment

Amendments to Korean IFRS 1102 clarifies accounting for a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled. And also, clarifies that the measurement approach should treat the terms and conditions of a cash-settled award in the same way as for an equity-settled award. This amendment will be effective for annual periods beginning on or after January 1, 2018 with early adoption permitted. The Group does not expect the amendments to have a significant impact on the consolidated financial statements.

- Enactments of Korean IFRIC 2122 Foreign Currency Transactions and Advance Consideration

According to the enacted Interpretation, the date of transaction for the purpose of determining the exchange rate to use on initial recognition of the related asset, expense or income(or part of it) is the date on which an entity initially recognizes the non-monetary asset or non-monetary liability arising from the prepayment or receipt of advance consideration. In case there are multiple payments or receipts in advance, the entity should determine a date of the transaction for each payment or receipt of advance consideration. This enactments is effective for annual periods beginning on or after January 1, 2018 with early adoption permitted. The Group does not expect the enactment to have a significant impact on the consolidated financial statements.

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

- Korean IFRS 1109 Financial Instruments

The new standard for financial instruments issued on September 25, 2015 are effective for annual periods beginning on or after January 1, 2018 with early application permitted. This standard will replace Korean IFRS 1039 Financial Instruments: Recognition and Measurement. The Group will apply the standards for annual periods beginning on or after January 1, 2018.

The standard requires retrospective application with some exceptions. For example, an entity is not required to restate prior period in relation to classification and measurement (including impairment) of financial instruments. The standard requires prospective application of its hedge accounting requirements for all hedging relationships except the accounting for time value of options and other exceptions.

Korean IFRS 1109 Financial Instruments requires all financial assets to be classified and measured on the basis of the entity’s business model for managing financial assets and the contractual cash flow characteristics of the financial assets. A new impairment model, an expected credit loss model, is introduced and any subsequent changes in expected credit losses will be recognized in profit or loss. Also, hedge accounting rules amended to extend the hedging relationship, which consists only of eligible hedging instruments and hedged items, qualifies for hedge accounting.

An effective implementation of Korean IFRS 1109 requires preparation processes including financial impact assessment, accounting policy establishment, accounting system development and the system stabilization. The impact on the Group’s financial statements due to the application of the standard is dependent on judgements made in applying the standard, financial instruments held by the Group and macroeconomic variables.

Within the Group, Korean IFRS 1109 Task Force Team (‘TFT’) has been set up to prepare for implementation of Korean IFRS 1109. There are three stages for implementation of Korean IFRS, such as analysis, design and implementation, and preparation for application. The Group is analyzing financial impacts of Korean IFRS 1109 on its consolidated financial statements.

Task
Stage 1	Analysis of standard difference, financial impact analysis, methodology development
Stage 2	Establish methodology and develop business definition, system construction and test
Stage 3	Parallel settlement, preparation of financial statement

Meanwhile, the following areas are likely to be affected in general.

(a) Classification and Measurement of Financial Assets

When implementing Korean IFRS 1109, the classification of financial assets will be driven by the Group’s business model for managing the financial assets and contractual terms of cash flow. The following table shows the classification of financial assets measured subsequently at amortized cost, at fair value through other comprehensive income and at fair value through profit or loss. If a hybrid contract contains a host that is a financial asset, the classification of the hybrid contract shall be determined for the entire contract without separating the embedded derivative.

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

Business model	Contractual cash flows characteristics
	Solely represent payments of principal and interest	All other
Hold the financial asset for the collection of the contractual cash flows	Measured at amortized cost[1]	Recognized at fair value through profit or loss[2]
Hold the financial asset for the collection of the contractual cash flows and trading	Measured at fair value through other comprehensive income[1]
Hold for trading and others	Measured at fair value through profit or loss

[1]	A designation at fair value through profit or loss is allowed only if such designation mitigates an accounting mismatch (irrevocable).
[2]	A designation at fair value through other comprehensive income is allowed only if the financial instrument is the equity investment that is not held for trading (irrevocable).

(b) Classification and Measurement of Financial Liabilities

Korean IFRS 1109 requires the amount of the change in the liability’s fair value attributable to changes in the credit risk to be recognized in other comprehensive income, unless this treatment of the credit risk component creates or enlarges a measurement mismatch. Amounts presented in other comprehensive income are not subsequently transferred to profit or loss.

(c) Impairment: Financial Assets and Contract Assets

Korean IFRS 1109 sets out a new forward looking ‘expected credit loss impairment model’ which replaces the incurred loss model under Korean IFRS 1039 that impaired assets if there is an objective evidence and applies to:

•	Financial assets measured at amortized cost,

•	Debt investments measured at fair value through other comprehensive income, and

•	Certain loan commitments and financial guaranteed contracts.

Under Korean IFRS 1109, a credit event (or impairment ‘trigger’) no longer has to occur before credit losses are recognized. The Group will always recognize (at a minimum) 12-month expected credit losses in profit or loss. Lifetime expected losses will be recognized on assets for which there is a significant increase in credit risk after initial recognition.

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

Stage		Loss allowance
1	No significant increase in credit risk after initial recognition[1]	12-month expected credit losses (expected credit losses that result from those default events on the financial instrument that are possible within 12 months after the reporting date)

2	Significant increase in credit risk after initial recognition	Lifetime expected credit losses (expected credit losses that result from all possible default events over the life of the financial instrument)
3	Credit-impaired

[1]	If the financial instrument has low credit risk at the reporting date, the Group may assume that the credit risk has not increased significantly since initial recognition.

Under Korean IFRS 1109, the asset that is credit-impaired at initial recognition would recognize all changes in lifetime expected credit losses since the initial recognition as a loss allowance with any changes recognized in profit or loss.

- Korean IFRS 1115 Revenue from Contracts with Customers

Korean IFRS 1115 Revenue from Contracts with Customers issued on November 6, 2015 for annual reporting periods beginning on or after January 1, 2018, with early adoption permitted. This standard replaces Korean IFRS 1018 Revenue, Korean IFRS 1011 Construction Contracts, Interpretation 2031 Revenue-Barter Transactions Involving Advertising Services, Interpretation 2113 Customer Loyalty Programs, Interpretation 2115 Agreements for the Construction of Real Estate and Interpretation 2118 Transfers of assets from customers.

The Group will apply Korean IFRS 1115 for annual reporting periods beginning on or after January 1, 2018, and will apply the standard retrospectively to prior reporting period presented in accordance with Korean IFRS 1008 Accounting Policies, Changes in Accounting Estimates and Errors and apply simplified transition method with no restatement for completed contracts and other as of January 1, 2017.

The new standard is based on the principle that revenue is recognized when control of a good or service transfers to a customer so the notion of control replaces the existing notion of risks and rewards. A new five-step process must be applied before revenue from contract with customer can be recognized:

•	Identify contracts with customers

•	Identify the separate performance obligation

•	Determine the transaction price of the contract

•	Allocate the transaction price to each of the separate performance obligations, and

•	Recognize the revenue as each performance obligation is satisfied.

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

The Group is in the process of analyzing the financial impact of adopting Korean IFRS 1115 on its consolidated financial statements.

2.2. Accounting policy

Significant accounting policies and method of computation used in the preparation of the consolidated interim financial statements are consistent with those of the consolidated financial statements for the year ended December 31, 2016, except for the changes due to the application of amendment and enactments of standards described in Note 2.1(a) and the one described below.

Income tax expense for the interim period is recognized based on management’s estimate of the average annual income tax rate expected for the full financial year.

3. Significant Estimates and Assumptions

The Group assumes and estimates about its future events. Assumptions and estimates are assessed regularly given the future events reasonably foreseen by past experience and current situation. The estimates may be different from actual results.

Significant accounting policies and method of computation used in the preparation of the consolidated interim financial statements are consistent with those of the consolidated financial statements for the year ended December 31, 2016, except for method of estimation used to determine income tax expense.

4. Financial Risk Management

The Group’s operating activity is exposed to various financial risks; hence, the Group is required to analyze and assess the level of complex risks, determine the level of risks to be accepted or manage the risks.

The interim consolidated financial statements do not include all financial risk management and disclosure requirements required by the annual consolidated financial statements, These refer to the consolidated financial statements for the year ended December 31, 2016.

The Group’s risk management departments and other risk management policies have not changed significantly since the end of the reporting period.

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

5. The fair value of financial assets and liabilities

The fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The best estimate of the fair value of financial instruments is the quoted price in the active market. The Group believes that the fair value and its measurement method of financial instruments is appropriate and reasonable, however, it may be changed under another measurement method or assumption. As various methods have been adopted to calculate fair value of financial instruments and a number of assumptions have been made, it is hard to reasonably compare the fair values of financial instruments measured by different financial institutions.

(1) Determination of the fair value.

1)	Financial instruments are measured at fair value using a quoted market price in active markets.

2)	Financial instruments except derivative instruments measured at fair value using observable market price and generally accepted pricing model.

3)	If the quoted market price is not available, derivative instruments are measured at discounted cash flow using yield curve.

4)	The fair value of financial instruments is the quoted price if there is an active market. If there is no active market, financial instruments are measured at discounted cash flow using similar financial product’s market interest rate. The carrying value of short-term receivables, short-term payables, and floating rate financial instruments with maturities less than one year, is regarded an representative of fair value.

The carrying amounts and fair values of financial instruments that present fair value at the end of the current and previous periods are as follows (Unit: thousands of Korean won):

	March 31, 2017		December 31, 2016
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Loans and receivables	7,351,364,094	7,357,492,102	7,019,722,445	7,017,224,152
Financial liabilities
Borrowings	215,000,000	215,121,910	280,000,000	279,861,948
Debentures	6,149,015,313	6,167,981,680	5,819,381,290	5,825,403,546
Other financial liabilities	484,740,172	479,122,415	456,654,328	427,163,126

Total	6,848,755,485	6,862,226,005	6,556,035,618	6,532,428,620

(2) Details of available-for-sale financial assets that are measured at acquisition cost due to inability to measure the reliable fair value as of March 31, 2017 and December 31, 2016 are as follows (Unit: thousands of Korean won):

		March 31, 2017	December 31, 2016
AFS financial assets	Capital contributions	10,000	10,000

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

(3) Hierarchy of the fair value

The Group classifies and discloses fair value of the financial instruments into the following three-level hierarchy:

•	Level 1: Fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: Fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., prices) or indirectly (i.e., derived from prices).

•	Level 3: Fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Fair value hierarchy of financial assets and liabilities measured at fair value as of March 31, 2017 and December 31, 2016 is as follows (Unit: thousands of Korean won):

	March 31, 2017
	Level 1	Level 2	Level 3	Total
Financial assets:
AFS financial assets	1,979,565	—	1,272,920	3,252,485

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Financial assets:
AFS financial assets	2,571,547	39,559	1,272,920	3,884,026

(4) Changes in financial assets and liabilities classified into Level 3 for the three-month periods ended March 31, 2017 and 2016 are as follows (Unit: thousands of Korean won):

	Transfer into/out of Level 3 for the three-month periods ended March 31, 2017
	January 1, 2017	Acquisition	Disposition	OCI	Net income (loss)	March 31, 2017
AFS financial assets	1,272,920	—	—	—	—	1,272,920

	Transfer into/out of Level 3 for the three-month periods ended March 31, 2016
	January 1, 2016	Acquisition	Disposition	OCI	Net income (loss)	March 31, 2016
AFS financial assets	4,488,541	—	(660,055)	168,172	(326,605)	3,670,053

(5) Details of fair value hierarchy by level for financial instruments which the fair value is disclosed as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	March 31, 2017
	Fair value			Total
	Level 1	Level 2	Level 3
Financial assets:
Loans and receivables	—	—	7,357,492,102	7,357,492,102

Financial liabilities:
Borrowings	—	215,121,910	—	215,121,910
Debentures	—	6,167,981,680	—	6,167,981,680
Other financial liabilities	—	—	479,122,415	479,122,415

Subtotal	—	6,383,103,590	479,122,415	6,862,226,005

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

	December 31, 2016
	Fair value			Total
	Level 1	Level 2	Level 3
Financial assets:
Loans and receivables	—	—	7,017,224,152	7,017,224,152

Financial liabilities:
Borrowings	—	279,861,948	—	279,861,948
Debentures	—	5,825,403,546	—	5,825,403,546
Other financial liabilities	—	—	427,163,126	427,163,126

Subtotal	—	6,105,265,494	427,163,126	6,532,428,620

(6) Following table explains the valuation method used in fair value measurement of Level 2 and Level 3, input variables significant but not observable and correlation between input variables not observable and measured value of fair value (Unit: thousands of Korean won):

Classification		March 31, 2017	December 31, 2016	Valuation techniques	Significant unobservable variables	Relationship between unobservable variables and fair value measurement

Financial instruments measured at fair value in the statement of financial position

AFS financial assets: Indirect investment assets(funds)	Level 2	—	39,559	Standard market price	Not applicable	Not applicable

AFS financial assets: Equity securities	Level 3	1,272,920	1,272,920

Discounted cash flows

In order to estimate future cash flows, assumptions, not based on either observable quoted price or ratios, such as ratio of increase in sales, ratio of operating profit before tax and weighted-average cost of capital, are used in part. To discount future cash flows, weighted-average cost of capital is computed by Capital Assets Pricing Model.

					Ratio of increase in sales Ratio of operating profit before tax Weighted-average cost of capital	Fair value of equity security will increase (decrease), provided that both ratio of increase in sales and ratio of operating profit before tax increase (decrease), and weighted-average cost of capital decrease (increase).

Financial instruments not measured but disclosed at fair value in the statement of financial position

Financial assets	Level 3	7,357,492,102	7,017,224,152

Discounted cash flows

Fair values of financial assets are measured by discounting future cash flows of debt securities with market interest rate applied to entities whose credit rating is similar to that of borrower’s credit rating

					Discount rate Base rate	If the discount rate declines due to the decline in the base rate, the fair value will increase.

Financial liabilities	Level 2	6,383,103,590	6,105,265,494	Discounted cash flows Fair values of financial liabilities are measured by discounting future cash flows with market interest rate reflecting the Group’s credit rating.	Discount rate Base rate	If the discount rate declines due to the decline in the base rate, the fair value will increase.
	Level 3	479,122,415	427,163,126

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

6. Segment Information

The Group has a single reportable segment. Details of revenues recognized for each financial service groups provided by the Group for the three-month periods ended March 31, 2017 and 2016, are as follows:

(1) Information on financial products and services

The Group’s products can be classified into interest-accrued product and fee-accrued product. The profit by product recognized for the three-month periods ended March 31, 2017 and 2016, is as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31, 2017	For the three-month periods ended March 31, 2016	Major product
Interest income	109,589,175	87,781,082	Loans, loans for installment and finance lease receivables
Fees and commission income	22,457,186	13,079,972	Lease income

(2) Information on geographical areas

The operating results of the revenues (interest income and commission income) from external customers of the Group for the three-month periods ended March 31, 2017 and 2016, is as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31, 2017	For the three-month periods ended March 31, 2016
Domestic	132,046,272	100,861,054

Overseas	89	—

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

7. AFS financial assets

(1) Details of AFS financial assets as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	March 31, 2017	December 31, 2016
Listed stock	1,979,565	2,571,547
Unlisted stock	334,433	334,433
Investments in partnership	948,487	948,487
Other beneficiary certificates	—	39,559

Total	3,262,485	3,894,026

(2) Changes in AFS financial assets for the three-month periods ended March 31, 2017 and 2016, are as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31, 2017	For the three-month periods ended March 31, 2016
Beginning balance	3,894,026	4,537,794
Disposal	(518)	(818,489)
Valuation	(597,896)	326,694
Impairment loss	(33,127)	(326,605)

Ending balance	3,262,485	3,719,394

8. Investments in associates

(1) Details of investments in associates as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	March 31, 2017
	Company	Percentage of ownership (%)	Acquisition cost	Amount of total equity	Carrying amount	Major business	Country
Associate	SY Auto Capital Co. Ltd.	49%	9,800,000	13,400,916	5,287,393	Automotive lease- purchase financing company	Republic of Korea

	December 31, 2016
	Company	Percentage of ownership (%)	Acquisition cost	Amount of total equity	Carrying amount	Major business	Country
Associate	SY Auto Capital Co. Ltd.	49%	9,800,000	12,892,357	5,693,239	Automotive lease- purchase financing company	Republic of Korea

(2) Details of changes in investments in associates for the three-month periods ended March 31, 2017 and 2016, are as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31, 2017
	Company	Beginning balance	Acquisition (disposal)	Gains or losses from equity method	Ending balance
Associate	SY Auto Capital Co. Ltd.	5,693,239	—	(405,846)	5,287,393

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

	For the three-month periods ended March 31, 2016
	Company	Beginning balance	Acquisition (disposal)	Gains or losses from equity method	Ending balance
Associate	SY Auto Capital Co. Ltd.	9,481,190	—	(439,346)	9,041,844

9. Loans and receivables

(1) Details of loans and receivables as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	March 31, 2017	December 31, 2016
Loans	3,364,983,467	3,355,834,621

Loans for installment	2,319,028,238	2,082,094,265

Finance lease receivables	1,560,920,682	1,482,823,558

Other receivables	49,064,737	48,894,409
Deferred loan origination fees and costs	129,456,722	124,324,622
Provisions	(72,089,752)	(74,249,030)

Total	7,351,364,094	7,019,722,445

(2) Changes in deferred loan origination fees and costs related to loan and receivables are as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31, 2017
	Beginning balance	Increase	Decrease	Ending balance
Loans	52,729,705	15,021,009	(14,569,598)	53,181,116
Loans for installment	17,151,388	5,656,890	(2,500,833)	20,307,445
Finance lease receivables	54,443,529	10,779,931	(9,255,299)	55,968,161

Total	124,324,622	31,457,830	(26,325,730)	129,456,722

	For the three-month periods ended March 31, 2016
	Beginning balance	Increase	Decrease	Ending balance
Loans	50,004,671	14,064,634	(13,271,929)	50,797,376
Loans for installment	7,782,796	2,338,916	(607,046)	9,514,666
Finance lease receivables	56,628,203	11,405,412	(9,348,725)	58,684,890

Total	114,415,670	27,808,963	(23,227,700)	118,996,933

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

(3) Changes in the provisions for credit losses on loans and receivables are as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31, 2017
	Loans	Loans for installment	Finance lease receivables	Other receivables	Total
Beginning balance	58,929,711	8,099,313	5,196,953	2,023,053	74,249,030
Impairment loss	5,482,532	1,279,473	131,764	44,660	6,938,429
Recoveries of written-off loans	3,339,274	254,974	76,340	—	3,670,588
Written-off	(10,357,579)	(1,835,062)	(575,654)	—	(12,768,295)

Ending balance	57,393,938	7,798,698	4,829,403	2,067,713	72,089,752

	For the three-month periods ended March 31, 2016
	Loans	Loans for installment	Finance lease receivables	Other receivables	Total
Beginning balance	77,910,326	7,188,662	1,820,246	1,829,125	88,748,359
Impairment loss	10,810,497	1,359,669	2,029,188	(212,615)	13,986,739
Recoveries of written-off loans	1,011,619	343,609	168,370	64,024	1,587,622
Written-off	(9,575,731)	(2,086,453)	(603,686)	(216,538)	(12,482,408)
Sale	—	—	—	—	—

Ending balance	80,156,712	6,805,487	3,414,118	1,463,996	91,840,312

10. Property and Equipment

Details of property and equipment as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	March 31, 2017
	Land	Building	Structures in leased office	Equipment	Vehicles	Total
Acquisition cost	3,891,712	8,544,180	5,447,350	17,220,176	267,276	35,370,694
Accumulated depreciation	—	(2,072,070)	(3,203,402)	(10,262,204)	(71,025)	(15,608,701)

Net carrying value	3,891,712	6,472,110	2,243,948	6,957,972	196,251	19,761,993

	December 31, 2016
	Land	Building	Structures in leased office	Equipment	Vehicles	Total
Acquisition cost	3,849,663	7,368,175	5,230,475	16,663,863	158,325	33,270,501
Accumulated depreciation	—	(2,000,150)	(2,999,122)	(9,416,581)	(61,684)	(14,477,537)

Net carrying value	3,849,663	5,368,025	2,231,353	7,247,282	96,641	18,792,964

11. Intangible assets

Details of intangible assets as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	March 31, 2017
	Goodwill	Development cost	Membership deposit	Other intangible assets	Total
Acquisition cost	24,450,302	1,822,138	4,856,869	8,783	31,138,092
Accumulated depreciation	—	(1,822,138)	—	(991)	(1,823,129)
Accumulated impairment losses	—	—	(1,053,826)	—	(1,053,826)

Net carrying value	24,450,302	—	3,803,043	7,792	28,261,137

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

	December 31, 2016
	Goodwill	Development cost	Membership deposit	Total
Acquisition cost	24,450,302	1,822,138	4,667,662	30,940,102
Accumulated depreciation	—	(1,822,138)	—	(1,822,138)
Accumulated impairment losses	—	—	(1,053,826)	(1,053,826)

Net carrying value	24,450,302	—	3,613,836	28,064,138

12. Other assets

Details of other assets as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	March 31, 2017	December 31, 2016
Rental assets	270,309,995	238,489,176
Prepaid expenses	11,458,879	6,853,839
Prepaid value-added tax	2,468,503	3,039,565
Advance payments	31,000	6,000

Total	284,268,377	248,388,580

13. Borrowings

Details of borrowings as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	March 31, 2017		December 31, 2016
	Interest rate (%)	Amount	Interest rate (%)	Amount
Commercial paper	1.56-1.85	215,000,000	1.46-1.85	280,000,000

Total		215,000,000		280,000,000

14. Debentures

Details of debentures as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	March 31, 2017		December 31, 2016
	Interest rate (%)	Amount	Interest rate (%)	Amount
Carrying value of debentures
Public issues	1.45–3.54	6,080,000,000	1.45–3.54	5,750,000,000
Subordinated security	4.59–5.70	75,000,000	4.59–5.70	75,000,000

Total		6,155,000,000		5,825,000,000

Discount on bonds payable		(5,984,687)		(5,618,710)

Net		6,149,015,313		5,819,381,290

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

15. Net defined benefit liabilities

(1) The calculation of post-employment benefits for the three-month periods ended March 31, 2017 and 2016, are as follows (Unit: thousands of Korean won)

	2017	2016
Current service cost	1,086,598	944,002
Net interest cost	12,956	34,799

Post-employment benefits	1,099,554	978,801

(2) Details of net defined benefit liabilities as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	March 31, 2017	December 31, 2016
Present value of defined benefit obligations	22,651,371	22,113,018
Fair value of plan assets	(19,289,601)	(19,953,724)

Net defined benefit liabilities	3,361,770	2,159,294

16. Other financial liabilities

Other financial liabilities as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	March 31, 2017	December 31, 2016
Refundable lease deposits
Refundable lease deposits	437,609,076	419,017,627
Present value discount	(26,901,058)	(28,503,127)

Subtotal	410,708,018	390,514,500

Deposits received	2,264,418	2,471,103
Accounts payable	24,317,001	11,418,575
Accrued expenses	44,335,044	50,013,988
General withholdings	3,115,691	2,236,162

Total	484,740,172	456,654,328

17. Other liabilities

Other liabilities as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	March 31, 2017	December 31, 2016
Advances from customers	8,065,303	6,214,092
Unearned income	27,100,418	28,758,361
others	1,681,419	597,897

Total	36,847,140	35,570,350

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

18. Hybrid equity securities

Details of hybrid equity securities as of March 31, 2017 and December 31, 2016, are as follows (Unit: thousands of Korean won):

	Issue date	Maturity date	Interest rate	March 31, 2017	December 31, 2016
Hybrid equity securities	2015.03.27	2045.03.27	5.01%	50,000,000	50,000,000
Issuance costs				(153,500)	(153,500)
Hybrid equity securities	2015.09.24	2045.09.24	4.61%	50,000,000	50,000,000
Issuance costs				(103,800)	(103,800)
Hybrid equity securities	2016.03.29	2046.03.29	4.40%	50,000,000	50,000,000
Issuance costs				(109,300)	(109,300)
Hybrid equity securities	2016.06.28	2046.06.28	4.06%	50,000,000	50,000,000
Issuance costs				(103,800)	(103,800)
Hybrid equity securities	2016.11.28	2046.11.28	4.74%	50,000,000	50,000,000
Issuance costs				(103,800)	(103,800)

Total				249,425,800	249,425,800

19. Accumulated other comprehensive income

Details of accumulated other comprehensive income as of March 31, 2017 and December 31, 2016 are as follows (Unit: thousands of Korean won):

	March 31, 2017	December 31, 2016
Gain (loss) on valuation of AFS securities	(380,443)	217,490
Remeasurement of defined benefit liabilities	(6,757,702)	(6,639,781)
Loss on foreign operation translation	(278,449)	—

Total	(7,416,594)	(6,422,291)

Tax effect	1,727,431	1,554,194

Accumulated other comprehensive income after tax	(5,689,163)	(4,868,097)

20. Retained earnings

(1) Details of retained earnings as of March 31, 2017 and December 31, 2016 are as follows (Unit: thousands of Korean won):

	March 31, 2017	December 31, 2016
Legal reserve(*)	11,098,000	10,023,000
Regulatory reserve for credit loss	65,889,152	53,699,103
Unappropriated retained earnings	316,583,871	306,910,467

Total	393,571,023	370,632,570

(*)	In accordance with Article 458 of the Commercial Code, the Group reserves at least 10% of the dividend as reserve for profits every fiscal period until the amount reaches 50% of the paid-in capital.

(2) Details of balance of the regulatory reserve for credit loss as of March 31, 2017 and December 31, 2016 are as follows (Unit: thousands of Korean won):

	March 31, 2017	December 31, 2016
Beginning balance	65,889,152	53,699,103
Planned regulatory reserves for credit loss	8,192,436	12,190,049

Ending balance	74,081,588	65,889,152

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

(3) Adjusted net income after the planned regulatory reserves for credit loss provided and adjusted earnings per share (“EPS”) after the planned regulatory reserves for credit loss provided are as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31
	2017	2016
Net income	36,436,457	19,283,163
Dividend on hybrid equity securities	(2,843,928)	(1,219,119)
Planned reserves provided	(8,192,436)	(5,376,981)
Adjusted net income after dividend on hybrid equity securities and the planned reserves provided(*)	25,400,093	12,687,063
Adjusted EPS after dividend on hybrid equity securities and the planned reserves provided	1,182	590

(*)	Adjusted profits after deduction of regulatory reserve for credit loss and dividend on equity securities are not based on K-IFRS, and calculated on the assumption that regulatory reserve for credit loss before income tax is adjusted to the net income.

21. Net interest income

Details of interest income and expenses recognized for the three-month periods ended March 31, 2017 and 2016 are as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31
	2017	2016
Interest income
Cash and cash equivalent	454,863	579,907
General and installment loans	93,146,668	74,617,931
Finance lease receivables	15,951,055	12,551,992
Other receivables	36,589	31,252

Sub total	109,589,175	87,781,082

Interest expenses
Borrowings	1,143,928	2,084,038
Debentures	34,133,542	27,776,180
Depreciation of present value discount for refundable lease deposits	3,036,762	2,754,125

Sub total	38,314,232	32,614,343

Net interest income	71,274,943	55,166,739

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

22. Net fee and commission income

Details of commission income and expenses incurred for the three-month periods ended March 31, 2017 and 2016 are as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31
	2017	2016
Operating lease income	17,376,722	8,979,914
Lease cancellation revenues	1,460,187	868,443
Depreciation of unearned lease receipts	3,036,762	2,754,125
Income associated with lease	548,552	367,734
Commission income of the financial guarantees and others	34,963	109,756

Total	22,457,186	13,079,972

Commission expenses and others	3,591,323	2,024,901

Net commission profit	18,865,863	11,055,071

23. General and administrative expenses and other operating income (expenses)

(1) Details of general and administrative expenses for the three-month periods ended March 31, 2017 and 2016 are as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31
	2017	2016
Salaries	8,264,962	7,198,811
Bonus	2,197,945	1,476,543
Miscellaneous benefits	778,613	292,630
Compensation expenses associated with stock option	509,505	33,217
Retirement benefits	1,099,554	978,801
Welfare expenses	2,431,761	1,999,708
Depreciation	1,132,068	851,152
Service fees	364,681	343,716
Maintenance	1,144,476	985,167
Communications	564,839	773,864
Advertising expenses	1,179,952	537,114
Taxes and public dues	1,410,557	821,930
Operating promotion expenses	514,597	426,215
Training expenses	107,925	71,403
Printings	105,796	93,299
Travel	260,633	166,915
Rent	866,847	738,182
Others	142,890	110,757

Total	23,077,601	17,899,424

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

(2) Details of net other operating income (expenses) recognized for the three-month periods ended March 31, 2017 and 2016, are as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31
	2017	2016
Other operating income	7,530,674	1,769,275
Other operating expenses	(19,771,951)	(12,336,177)

Total	(12,241,277)	(10,566,902)

(3) Details of other operating income recognized for the three-month periods ended March 31, 2017 and 2016, are as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31
	2017	2016
Gain on disposal of operating lease	114,682	13,468
Gain on disposal of loans	6,101,253	—
Other operating income	1,314,739	1,755,807

Total	7,530,674	1,769,275

(4) Details of other operating expenses recognized for the three-month periods ended March 31, 2017 and 2016, are as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31
	2017	2016
Depreciation of operating lease	12,042,335	6,329,815
Loss on disposal of operating lease	571,667	481,552
Other operating expenses	7,157,949	5,524,810

Total	19,771,951	12,336,177

24. Contingent liabilities and commitments

(1) Details of loan commitments and credit lines that others provided for the Group are as follows (Unit: thousands of Korean won):

		Committed amount	Used amount
Shinhan Bank	Commercial Paper	50,000,000	—
Woori Bank	Loans	30,000,000	—
NongHyup Bank	Loans	10,000,000	—
Jeonbuk Bank	Loans	10,000,000	—
KDB	Loans	30,000,000	—

Total		130,000,000	—

(2) With regard to the installment loans for automobile drawn from Woori Bank, the Group entered into agreements to commit purchasing the overdue loans. The commitment amount as of March 31, 2017, is ￦212,923 thousand, and the profit of security fees recognized by the Group for the three-month periods ended March 31, 2017, is ￦23,351 thousand.

(3) As of March 31, 2017, the Group has entered into a credit line agreement amounting to ￦341,437 million and the unused committed balance amounted to ￦159,991 million.

(4) Among pending lawsuits as of March 31, 2017, there are 14 cases that the Group is defendant (litigation amount: ￦15,525 million).

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

25. Related-party transactions

(1) The related parties of the Group as of March 31, 2017, are as follows:

Related parties
Parent	KB Financial Group Inc.

Associates	SY Auto Capital Co.

Other related party	KB Kookmin Bank; KB Kookmin Card Co., Ltd; KB Insurance Co., Ltd; KB Securities Co., Ltd.; KB Asset Management Co., Ltd; KB Savings Bank Co., Ltd.; KB Real Estate Trust Co., Ltd.; KB Investment Co., Ltd.; KB Credit Information Co., Ltd.; KB Data System Co., Ltd.; and others

(2) Details of assets and liabilities from transactions with related parties as of March 31, 2017 and December 31, 2016 are as follows (Unit: thousands of Korean won):

Related party		March 31, 2017	December 31, 2016
KB Kookmin Bank	Cash and cash equivalents	7,493,707	9,071,839
	Due from banks	3,000	3,000
	Accrued income	5,786	352
KB Kookmin Card Co., Ltd.	Accrued income	2,229	286,445
KB Securities Co., Ltd.	Cash and cash equivalents	478,745	50,458,730
KB Insurance Co., Ltd	Prepaid expenses	1,311,986	2,135,791
	Prepayments	2,000	—
	Tenancy deposit	334,536	93,621
KB Data System Co., Ltd.	Prepayments	279,958	579,367
	Accounts Receivable	1,184,200	—
SY Auto Capital Co., Ltd.	Loans	20,000,000	20,000,000
	Accrued income	43,925	28,416

Total assets		31,140,072	82,657,561

KB Financial Group Inc.	Accrued payable	1,955,182	1,665,280
	Accounts Payable	337,326	346,023
KB Kookmin Bank	Accrued payable	23,799	17,069
KB Kookmin Card Co., Ltd.	Accounts Payable	3,922,726	9,225,655
	Accrued payable	—	17,436
KB Securities Co., Ltd.	Accrued payable	—	9,768
KB Insurance Co., Ltd.	Accrued payable	25,916	230,373
	Rental deposit	10,000	10,000
	Withholdings	32,589	—
KB Credit Information Co., Ltd.	Accrued payable	59,222	55,902
KB Data System	Accrued payable	336,378	902,836
SY Auto Capital Co., Ltd.	Accrued payable	80,204	64,100
	Withholdings	899	163

Total liabilities		6,784,241	12,544,605

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

(3) Details of gain or loss from transactions with related parties for the three-month periods ended March 31, 2017 and 2016 are as follows (Unit: Korean won):

Related party		For the three-month periods ended March 31, 2017	For the three-month periods ended March 31, 2016
KB Financial Group Inc.	Non-operating income	—	12,636
KB Kookmin Bank	Interest income on due from banks	1,444	750
	Other non-operating income	6,600	—
KB Kookmin Card Co., Ltd.	Other operating income	721,553	725,833
KB Securities Co., Ltd.	Interest income	8,049	7,583
KB Insurance Co., Ltd.	Other operating income	50,352	93,069
	Other non-operating income	—	50,936
KB Credit Information Co., Ltd.	Rental income	8,015	—
KB Data System	Interest income	38,234	10,114
SY Auto Capital Co., Ltd.	Interest income from loans	162,631	91,028
	Rental income	8,996	9,884
	Other operating income	—	36,984
	Other non-operating income	47,402	250,000
LIG investment & Securities Co., Ltd.(*)	Interest income	—	302

Total income		1,053,276	1,289,119

KB Kookmin Bank.	Commission expense	263,363	79,703
	Rent	25,644	15,970
	Dues	2,415	1,750
	Repair and maintenance expense	10,242	6,183
	Advertising expenses	18,000	—
KB Kookmin Card Co., Ltd.	Other operating expenses	12,240	6,800
KB Insurance Co., Ltd.	Insurance expenses	1,020,879	726,604
	Advertising expenses	10,560	—
	Repair and maintenance expense	49,690	—
	Rent	58,111	—
	Other operating expenses	8,303	44,933
KB Credit Information Co., Ltd.	Other operating expenses	179,354	153,261
KB Data System	Repair and maintenance	218,377	101,064
	Other operating expenses	94,457	—
SY Auto Capital Co., Ltd.	Other operating expenses	45,668	17,036

Total expense		2,017,303	1,153,304

(*)	Excluded from other related parties during 2016. Transaction amount is the amount accrued before being excluded from related parties.

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

(4) Loan arrangements and funding transactions with related parties as of March 31, 2017 (Unit: thousands of Korean won):

	Related party	Commitment provided	Loan Execution	Unused commitment
Other	SY Auto Capital Co., Ltd.	30,000,000	20,000,000	10,000,000

(5) Asset purchase transactions with related parties for the three-month periods ended March 31, 2017 and 2016 (Unit: thousands of Korean won):

	Related party	Transaction description	2017	2016
Other	SY Auto Capital Co., Ltd.	Purchase of loans and installments	159,465,470	125,475,400

(6) Capital or equity transactions with related parties for the three-month periods ended March 31, 2017 and 2016 (Unit: thousands of Korean won):

	Related party	Transaction description	2017	2016
Other	KB Financial Group Inc.	Issuance of hybrid equity securities	—	50,000,000

(7) There exists no guarantee payments providing to or provided from related parties for the three-month periods ended March 31, 2017 and 2016.

(8) Details of compensation to key management for the three-month periods ended March 31, 2017 and 2016 are as follows (Unit: thousands of Korean won):

	For the three-month periods ended March 31
	2017	2016
Salaries	254,639	447,681
Severance and retirement benefits	39,038	27,956
Share-based payment	509,505	33,217

Total	803,182	508,854

The key management includes legally registered directors and major executives, having important authority and responsibility for the planning, operating and controlling of the management of the Group.

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

26. Cash flow statement

Cash flows from operating activities for the three-month periods ended March 31, 2017 and 2016 are as follows (Unit: thousands of Korean won):

	2017	2016
1. Net income	36,436,457	19,283,163
2. Adjustments	(60,380,121)	(50,995,839)
Tax expenses	10,894,822	4,354,109
Interest income	(109,589,174)	(87,781,082)
Interest expenses	38,314,231	32,614,343
Dividend income	—	(183,209)
3. Add expenses without cash outflow	22,266,078	23,130,406
Equity Losses on Investments	405,846	439,347
Impairment loss on credit loss	7,039,396	13,986,739
Depreciation Expenses on Operating Lease Assets	12,042,335	6,329,815
Impairment loss on available-for-sale financial assets	33,127	326,605
Transaction losses related to interest rate swaps	—	180,753
Severance Benefits	1,099,554	978,801
Depreciation expenses	1,131,345	851,152
Amortization expenses	723	—
Others	513,752	37,194
4. Deduct revenue without cash inflow	(3,036,762)	(2,945,225)
Amortization of unearned lease revenues of lease deposits	3,036,762	2,754,125
Gain on disposal of intangible assets	—	191,100
5. Changes in working capital	(394,875,047)	(468,320,106)
Increase in loans and receivables	(330,925,760)	(434,347,976)
Increase in deferred Loan Origination Cost	(31,457,828)	(27,808,963)
Increase in present value premium	(1,388,702)	(1,645,214)
Increase in property under operating leases	(4,787,031)	(1,497,635)
Increase in rental assets	(39,960,535)	(14,825,605)
Increase in prepaid expenses	(589,863)	—
Increase in advance payments	(3,989,524)	(4,089,747)
Decrease in prepaid VAT	571,063	426,531
Payments of retirement allowance	(14,998)	(28,887)
Decrease in financial guarantee liabilities	(23,519)	(24,466)
Increase in lease rental deposits	15,762,391	22,893,711
Increase in deposits for letter of guarantees and others	2,622,373	39,145
Increase(decrease) in other payables	2,196,323	(4,735,931)
Decrease in accrued expenses	(7,023,026)	(4,565,217)
Increase in deposits received	879,529	9,906
Increase in advance receipts	1,851,211	1,128,346
Increase (decrease) in unearned income	405,717	(86,283)
Increase in VAT withheld	1,083,432	739,174
Others	(86,299)	99,005

	(399,589,395)	(479,847,601)

KB Capital Co., Ltd. and Subsidiaries

Notes to Consolidated Interim Financial Statements

March 31, 2017 and 2016 (Unaudited) and December 31, 2016

27. Unconsolidated structured entity

With regard to unconsolidated structured entities, details of information in order to understand the characteristics of interest that the Group retains and its related risk as of March 31, 2017 are as follows (Unit: thousands of Korean won):

Structured entity	Account title of interest for structured entity or provided financial support	Carrying amount of assets with regard to structured entity interest	Carrying amount of liabilities with regard to structured entity interest	Maximum exposure to loss of a structured entity (*1)	Total assets of a structured entity	Income from a structured entity
Interest accounted in accordance with Korean IFRS 1039 (excluding subsidiaries’ interest)
FIRSTIGE REITs Co., Ltd.(*2)	AFS	55,742	—	55,742	85,368,184	—
Woori Blackstone Korea Opportunity the 1st Private Equity Fund	AFS	938,487	—	938,487	212,171,489	—

Total		994,229	—	994,229	297,539,673	—

(*1)	Maximum exposure to loss is measured based on carrying value of AFS financial assets and credit line amount for loan agreement. In addition, maximum exposure to loss does not reflect the effect of the Group’s risk-adverse activities to reduce exposed risks with regard to unconsolidated structured entities.
(*2)	FIRSTIGE REITs Co., Ltd., was established for the purpose of return on investment through real estate development and its main operating activity is to develop commercial buildings with fund raised by issuance of debt and equity securities.

28. Subsequent Event

The Company will become a wholly owned subsidiary of KB Financial Group Inc. on April 14, 2017 as a result of the tender offer for the shares of the Company approved by the board of directors and the decision to exchange shares in KB Financial Group Inc.